SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

January 18, 2010
Date of Report

Mondial Ventures, Inc.

Nevada	000-51033	Pending
(State or other Jurisdiction)	(Commission File No.)	(IRS Employer I.D. No.)

388 Richmond St. W. Suite 916
Toronto, On M5V 3P1
 (Address of Principal Executive Offices)

(416) 928-3095
(Registrant’s Telephone Number, including area code)

Item 4.01 Changes in Registrant’s Certifying Accountant.

On January 11, 2010, our Board of Directors approved the termination of Dale Matheson Carr-Hilton  Labonte Chartered Accounts (“DMCL”), as our independent registered public accounting firm.

Concurrent with this action, our Board of Directors appointed Stan J.H. Lee, CPA, (“SJHL”), as our new independent certified public accounting firm. SJHL is located at 2160 North Central Rd. Suite 203, Fort Lee, NJ 07024.

Our financial statements for the years ended December 31, 2006 and 2005 were audited by DMCL. DMCL’s reports on our financial statements for the two most recent fiscal year, did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except that such reports contained a qualification opinion as to the Company’s ability to continue as a going concern. Such opinions stated that, the Company has suffered recurring losses and net cash outflows from operations since inception.

During the years ended December 31, 2006 and 2005 and through January 12, 2010, there were no disagreements with DMCL on any matter of accounting principles or practices, financial statement disclosure, auditing scope or procedure, which disagreements, if not resolved to the satisfaction of DMCL, would have caused it to make reference to the subject matter of the disagreement in connection with its report.

The Company has provided DMCL with a copy of this Form 8-K prior to its filing with the SEC and requested them to furnish a letter addressed to the SEC stating whether it agrees with the statements made above. Attached as Exhibit 16.1 is a copy of DMCL’s letter to the SEC, dated January 18, 2010.

During the period the Company engaged DMCL, neither the Company nor anyone on the Company's behalf consulted with SJHL regarding either (i) the application of accounting principles to a specified transaction, either contemplated or proposed, or the type of audit opinion that might be rendered on the Company's financial statements or (ii) any matter that was either the subject of a disagreement or a reportable event.

The Company has authorized DMCL to respond fully to all inquiries of SJHL

Item 9.01 Financial Statements and Exhibits.

(a)	Financial statements of business acquired.

Not applicable.

(b)	Pro forma financial information.

Not applicable.

(c)	Exhibits.

Exhibit Number	Description
16.1	Letter from DMCL Chartered Accountants dated January 18, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

MONDIAL VENTURES, INC.
Date: January 18, 2010
	By:	/s/ Marc Juliar
	Name:	Marc Juliar
	Title:	President and Director